Exhibit 10.22

FIRST AMENDMENT TO OFFICE LEASE

THIS FIRST AMENDMENT TO OFFICE LEASE (“First Amendment”) is made and entered into this 30th day of November, 2007, by and between STEREOTAXIS, INC., a Delaware corporation (“Tenant”), and CORTEX WEST DEVELOPMENT I, LLC, a Missouri limited liability company (“Landlord”).

RECITALS

A. Landlord and Tenant entered into that certain Office Lease, dated November 15, 2004 (the “Original Lease”), as supplemented by that certain Memorandum of Occupancy, dated March 31, 2006 (the “Memorandum of Occupancy”) (the Original Lease and the Memorandum of Occupancy are referred to herein collectively as the “Lease”), for certain Office Space and approximately 11,738 rentable square feet of Assembly Space on the first and second floors of the Building, located at 4320 Forest Park Blvd. in St. Louis, Missouri, as more particularly described in the Lease.

B. With the passage of time and the occurrence of certain events, Landlord and Tenant wish to amend the Lease on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing Recitals and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, as follows:

1. Incorporation; Defined Terms. The foregoing Recitals are incorporated herein by reference as if set forth in full. Terms defined in the Lease shall have the same respective meanings ascribed to them in the Lease when used herein, unless otherwise expressly defined herein.

2. Acknowledgment of Occupancy and Expansions. The parties acknowledge that as of October 19, 2007, Tenant has taken occupancy of all of the rentable square feet of the first floor portion of the Premises and all but 1,659 rentable square feet of the second floor portion of the Premises. Such occupancy includes an additional 1,274 rentable square feet of Office Space taken as of February 1, 2007, and an additional 2,990 rentable square feet of Office Space taken as of March 26, 2007, with the Annual Base Rent payable and all other amounts under the Lease payable and adjusted as of such dates with respect to such Office Space. Such occupancy also includes an additional 1,729 rentable square feet of Office Space resulting from a re-measurement of the first and second floor portions of the Premises using the BOMA Standards to correct the original computation of such rentable square feet as set forth in Section 4 of the Memorandum of Occupancy (i.e., the 34,092 rentable square feet of Office Space identified in Section 4 of the Memorandum of Occupancy is increased to 35,821 square feet of Office Space). The Annual Base Rent and other charges based on such increase of 1,729 rentable square feet of Office Space shall commence to be payable on January 1, 2008. Landlord and Tenant contemplate that Tenant will take occupancy of the remaining 1,659 rentable square feet of the second floor portion of the Premises referenced above in this Section on or before December 31, 2007. The Annual Base Rent and other charges based on such 1,659 rentable square feet of Office Space shall commence to be payable on January 1, 2008.

3. Lease of All of First and Second Floor Portions of the Premises. Effective January 1, 2008, the Premises shall include all of the first floor and all of the second floor of the west wing of the Building, containing a total of 53,482 rentable square feet (47,752 useable square feet), of which 11,738 rentable square feet (10,480 useable square feet) are Assembly Space and 41,744 rentable square feet (37,272 useable square feet) are Office Space. Accordingly, the parties agree that, effective January 1, 2008, all references in the Lease to rentable square feet and/or useable square feet with regard to the first and second floor portions of the Premises shall be deemed amended to be consistent with the number of rentable square feet and useable square feet set forth above in this Section, notwithstanding any provision in the Original Lease or the Memorandum of Occupancy to the contrary. Except as expressly provided otherwise in Sections 4 and 5 of this First Amendment, commencing on January 1, 2008, the Annual Base Rent and the Monthly Base Rent for the Office Space and the Assembly Space (subject to the footnote in Section 1.11 of the Lease) shall be adjusted as follows:

Lease Year	Annual Base Rent - Rental Rate for Office Space	Annual Base Rent for Office Space	Annual Base Rent - Rental Rate for Assembly Space	Annual Base Rent for Assembly Space
3 through 4	$19.00/rsf	$793,136.00	$14.00/rsf	$164,332.00
5 through 6	$20.00/rsf	$834,880.00	$14.00/rsf	$164,332.00
7 through 8	$21.00/rsf	$876,624.00	$14.00/rsf	$164,332.00
9 through 10	$22.00/rsf	$918,368.00	$14.00/rsf	$164,332.00

Lease Year	Monthly Base Rent for Office Space	Monthly Base Rent for Assembly Space
3 through 4	$66,094.67	$13,694.33
5 through 6	$69,573.33	$13,694.33
7 through 8	$73,052.00	$13,694.33
9 through 10	$76,530.67	$13,694.33

Tenant agrees that, pursuant to the last sentence of Section 3.7 of the Lease, Tenant is not entitled to any further leasehold improvement allowance for the first floor and second floor portions of the Premises.

4. Remainder Space. Landlord and Tenant agree that as of January 1, 2008, the Premises will include all but 6,026 rentable square feet (5,380 useable square feet) of the aggregate 16,000 rentable square feet of the First Expansion Space and Second Expansion Space identified in Section 3.5 and Section 3.6, respectively, of the Original Lease. Such 6,026 rentable square feet are located on the third floor of the west wing of the Building and are referred to herein as the “Remainder Space.” Tenant shall commence paying Annual Base Rent for the Remainder Space on the earlier to occur of (i) January 1, 2011, or (ii) the date on which Tenant first takes occupancy of the Remainder Space, at the rental rate for Annual Base Rent for Office Space specified in Section 3 of this Amendment. The Remainder Space shall be located somewhere within the space on the third floor of the Building identified as the Stereotaxis Expansion Area on Exhibit A-3 hereto, containing a total of 28,794 rentable square feet (25,709 useable square feet). For purposes of clarification, Landlord and Tenant hereby acknowledge that the leasehold improvement allowance referenced in Section 3.7 of the Original Lease remains in effect with respect to the Remainder Space.

5. Lease of Third Floor Portion of Premises. Commencing January 1, 2008 (i.e., the first day of Lease Year 3 under the Lease), Landlord shall lease to Tenant and Tenant shall lease from Landlord, as Office Space, the following portions of the third floor of the Building (collectively, the “Third Floor Premises”), containing 22,768 rentable square feet (20,329 useable square feet) in the aggregate:

(a) 15,680 contiguous rentable square feet (14,000 useable square feet) (the “Third Floor Premises One”) within the space of the third floor of the Building identified as the Stereotaxis Expansion Area on Exhibit A-3 hereto, with an Annual Base Rent for Lease Year 3 of $344,960.00 and a Monthly Base Rent for Lease Year 3 of $28,746.67 (i.e., a rental rate of $22.00 per rentable square foot). On the first day of Lease Year 4 (i.e., January 1, 2009) and on the first day of each Lease Year thereafter during the Term, the Annual Base Rent for the Third Floor Premises One shall be increased by the percentage increase in the CPI (as hereinafter defined) between the CPI published for the applicable Earlier Month (as hereinafter defined) and the applicable Later Month (as hereinafter defined), calculated by dividing the difference between the CPI for such Later Month and the CPI for such Earlier Month by the CPI for such Earlier Month and converting the quotient (rounded up to the nearest 1/100) to a percent. As used herein, “CPI” shall mean the consumer price index now known as “United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, U.S. City Average for all Urban Consumers, Seasonally Adjusted, All Items (1982-84=100).” As used herein, “Later Month” shall mean the calendar month 2 months prior to the first day of the Lease Year on which the increase shall occur. As used herein, “Earlier Month” shall mean the same month as the Later Month of the calendar year that is one year prior to the year of the applicable Later Month. By way of example only, since Lease Year 3 commences on January 1, 2008, and Lease Year 4 commences on January 1, 2009, the Later Month for the purpose of calculating the Annual Base Rent for Lease Year 4 will be November of 2008 and the Earlier Month will be November of 2007, and if the CPI published for the Earlier Month is 156 and the CPI published for the Later Month is 165, then the CPI increase would be 6 percent (165—156 = 9; 9 ÷ 156 = .057692; rounded up to .06, the equivalent of 6 percent). Annual Base Rent for the Third Floor Premises One shall be abated for the period from January 1, 2008 to May 31, 2008 and shall commence to be payable on June 1, 2008. Landlord shall provide Tenant with a leasehold improvement allowance for the Third Floor Premises One in an amount equal to $25.00 per rentable square foot (i.e., $392,000.00). If publication of the CPI is discontinued or its method of computation is changed, then Landlord and Tenant shall select another index measuring the purchasing power of the U.S. Dollar published by a governmental or academic entity to replace the CPI.

(b) 7,088 contiguous rentable square feet (6,329 useable square feet) (“the “Third Floor Premises Two”) within the space on the third floor of the Building identified as the Stereotaxis Expansion Area on Exhibit A-3 hereto, with an Annual Base Rent for Lease Year 3 of $138,216.00 and a Monthly Base Rent for Lease Year 3 of $11,518.00 (i.e., a rental rate of $19.50 per rentable square foot). Annual Base Rent for the Third Floor Premises Two shall be abated for the period from January 1, 2008 to May 31, 2008 and shall commence to be payable on June 1, 2008. It is anticipated that the Third Floor Premises Two may not be improved or occupied by Tenant for the two (2) year period from January 1, 2008 through December 31, 2009. Commencing on the earlier to occur of January 1, 2010, as to the entirety of the Third Floor Premises Two, or the date on which any portion of the Third Floor Premises Two is improved and occupied by Tenant, as to such portion of the Third Floor Premises Two, the rental rate for the Annual Base Rent for such improved and occupied portion of the Third Floor Premises Two shall become the same as the rental rate for the Annual Base Rent then in effect for the Third Floor Premises One. Landlord shall provide Tenant with a leasehold improvement allowance for the Third Floor Premises Two in an amount equal to $25.00 per rentable square foot in that portion of the Third Floor Premises Two then being improved.

The expiration date of the lease of the Third Floor Premises shall be co-terminus with the expiration date of the lease of the first and second floor portions of the Premises. Landlord and Tenant hereby acknowledge and confirm that the initial Term expires on December 31, 2015, as stated in the Memorandum of Occupancy. Effective January 1, 2008, the Premises shall include all of the first floor and all of the second floor of the west wing of the Building, the Remainder Space and the Third Floor Premises, containing a total of 82,276 rentable square feet (73,461 useable square feet), of which 11,738 rentable square feet (10,480 useable square feet) are Assembly Space and 70,538 rentable square feet (62,981 useable square feet) are Office Space. Accordingly, the parties agree that, effective January 1, 2008, all references in the Lease to rentable square feet and/or useable square feet of the entire Premises shall be deemed amended to be consistent with the number of rentable square feet and useable square feet set forth above in this paragraph.

6. Amendment of Section 3.8 of the Lease. Section 3.8 of the Lease is hereby amended to read in its entirety, as follows:

“3.8 Termination Option—Unavailability of Space. Tenant shall have the option, exercisable by written notice given at least one (1) year in advance and delivered at any time between January 1, 2015, and January 1, 2016, to terminate this Lease, effective at the end of the twelfth (12th) month after the month in which such notice is given, such termination option to be exercisable in the event, and only in the event, that Landlord is unable to deliver to Tenant, within one hundred eighty (180) days after advance written notice by Tenant, such additional space in the Building (over and above the Premises as described in Section 5 of the First Amendment (i.e., 82,276 rentable square feet) as Tenant deems, in its sole discretion, is necessary for the expansion of its operations. Should Tenant elect to terminate the Lease pursuant to this Section 3.8, then on the termination date, and as a condition to such termination, Tenant shall pay to Landlord a termination fee in an amount equal to one hundred twenty percent (120%) of all of Landlord’s unamortized expense of improving the Premises for Tenant, including all leasehold improvement allowances actually paid or funded by Landlord during the initial Term of the Lease, plus any exercised extensions thereof, computed on a straight-line basis from the date of such expense over the number of Lease Years (or remainder of Lease Years from the date of such expense) in the initial Term, plus any exercised extensions thereof. Landlord acknowledges that the leasehold improvements made to the Premises at the commencement of the initial Term will be fully amortized on December 31, 2015.”

7. Exercise of First Renewal Option. Pursuant to Section 3.3 of the Lease, Tenant hereby exercises its first option to renew the term of the Lease as to the Premises (inclusive of the Remainder Space and the Third Floor Premises), totaling 82,276 rentable square feet, for a period of three (3) years, to the end that the expiration date of the Term of the Lease is December 31, 2018. Notwithstanding the provisions of Section 3.3 of the Lease, the Annual Base Rent payable during the first Lease Year of the renewal term (i.e., calendar year 2016 or the 11 th Lease Year of the Term, as extended hereby) for all of the Office Space in the Premises (including the Office Space in the Third Floor Premises) shall be an amount per annum equal to $27.87 per rentable square foot contained therein, and for all of the Assembly Space in the Premises shall be an amount per annum equal to $18.81 per square foot contained therein (subject to a maximum Assembly Space area of 11,738 rentable square feet). Commencing on the first day of Lease Year 12 (i.e., January 1, 2017) and on the first day of each Lease Year thereafter during the Term, as extended hereby, the Annual Base Rent for all of the Office Space and all of the Assembly Space shall be increased by the percentage increase in the CPI (as defined in Section 5 of this First Amendment) between the CPI published for the applicable Earlier Month (as defined in Section 5 of this First Amendment) and the applicable Later Month (as defined in Section 5 of this First Amendment), calculated by dividing the difference between the CPI for such Later Month and the CPI for such Earlier Month by the CPI for such Earlier Month and converting the quotient (rounded up to the nearest  1/100) to a percent.

8. Right of First Offer. If Tenant has taken occupancy and has built out all of the Remainder Space and the Third Floor Premises, and if no uncured event of default by Tenant has occurred under the Lease, and if Landlord is prepared to enter into negotiations with a third party for the lease of certain specific space in the Building containing 5,000 rentable square feet or more, then Landlord shall be obligated to offer, in writing, such space for lease to Tenant by notice to Tenant on terms and conditions, which, taken as a whole, are no less favorable to Landlord than the terms and conditions upon which Landlord is prepared to lease such space to such third party (“Landlord’s Offer”). Tenant shall have seven (7) calendar days following the date of receipt by Tenant of Landlord’s Offer in which to respond, in writing, to Landlord’s Offer (a failure by Tenant to respond to Landlord’s Offer, in writing, within such time period being deemed a rejection of Landlord’s Offer by Tenant). If Tenant accepts Landlord’s Offer, then Landlord and Tenant shall enter into an amendment to the Lease containing the terms and provisions of Landlord’s Offer. If Tenant rejects or is deemed to have rejected Landlord’s Offer, then Tenant’s right of first offer shall lapse and become void, and Landlord shall thereafter be free to offer to lease and to lease such space to a third party, without any obligation to offer such space to Tenant; provided, however, that if such space remains unleased on the first anniversary of the date on which Landlord receives or is deemed to have received Tenant’s rejection of Landlord’s Offer, then, once again, Landlord shall be obligated to offer such space to Tenant as hereinabove set forth. The foregoing right of Tenant is a right of first offer, and not a right of first refusal, and shall be applicable only to space in the Building as it exists as of the date of this First Amendment and not to space in any future addition to or expansion of the Building.

9. Leasehold Improvements in Third Floor Premises. Tenant, at its cost, shall be responsible for making all leasehold improvements to the Third Floor Premises. Prior to commencing any improvements to the Third Floor Premises, Tenant shall cause to be prepared the plans and specifications (“Preliminary Plans”) for the proposed improvements to the Third Floor Premises (including, without limitation, installations outside of the Third Floor Premises required to provide service to the Third Floor Premises and the connections between the same) (“Tenant’s Improvements”). Tenant shall deliver the Preliminary Plans to Landlord for Landlord’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed). Within ten (10) days following receipt of the Preliminary Plans, Landlord shall deliver to Tenant Landlord’s written comments on the Preliminary Plans. The Preliminary Plans shall be revised by Tenant to incorporate Landlord’s comments within ten (10) days after delivery of such comments to Tenant; provided, however, if Tenant disagrees with any of Landlord’s comments, Landlord and Tenant shall cooperate in good faith to resolve such disagreement. The revised Preliminary Plans shall again be submitted to Landlord, and Landlord and Tenant shall continue the review and approval process as hereinabove provided; provided, however, the response time by each party shall be shortened to five (5) days until the Preliminary Plans have finally been approved by Landlord, whereupon the Preliminary Plans shall be the “Approved Plans.” The Approved Plans shall not be changed without the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. All of Tenant’s Improvements shall be made in accordance with the Approved Plans. Tenant’s Improvements shall remain the property of Tenant during the Term of this Lease and, if not removed at the end of the Term of this Lease, shall become the property of Landlord; provided, however, that at the expiration or sooner termination of the Term of this Lease, Tenant shall (unless such requirement is waived by Landlord in writing) remove all of Tenant’s furniture, fixtures and equipment, including, without limitation, all non-standard items located in the Building penthouse serving the Premises, and all specialty devices and equipment, but excluding Landlord approved partitions, walls, doors, lighting, ceilings, plumbing and flooring. In constructing Tenant’s Improvements, Tenant shall use only labor forces compatible with the labor forces of Landlord and its contractors then present in the Building. Upon completion of construction of Tenant’s Improvements for each of the Third Floor Premises One and the Third Floor Premises Two, as the case may be, and upon delivery to Landlord of full and final waivers of lien from all contractors, subcontractors and material and labor suppliers for such Tenant’s

Improvements, Landlord shall deliver to Tenant the leasehold improvement allowances applicable to the Third Floor Premises One and/or the Third Floor Premises Two, as the case may be; provided, however, if Tenant spends less than the total of the leasehold improvement allowances for Tenant’s improvements applicable to the Third Floor Premises One and/or the Third Floor Premises Two, as the case may be, then Landlord shall be obligated to pay to Tenant only such amount of such leasehold improvement allowances as Tenant actually shall have expended for such Tenant’s Improvements.

10. Termination Fee. The termination fee described in Section 3.9 of the Lease is hereby amended to be an amount equal to fifty percent (50%) of the Annual Base Rent payable by Tenant through December 31, 2018; provided, however, if Tenant exercises the second renewal option pursuant to Section 3.3 of the original Lease, such termination fee shall be an amount equal to fifty percent (50%) of the Annual Base Rent payable by Tenant through the end of such second renewal term.

11. Increase in Security Deposit. Within ten (10) days after the full execution and delivery of this First Amendment, Tenant shall deposit with Landlord Twenty-Five Thousand and  00/100 Dollars ($25,000.00), which amount shall be added to the Security Deposit of Fifty Thousand and  00/100 Dollars ($50,000.00) currently deposited with and held by Landlord. Upon the deposit of such amount with Landlord, the Security Deposit under Section 1.14 of the original Lease shall be Seventy-Five Thousand and  00/100 Dollars ($75,000.00).

12. Amendment of Exhibits. Exhibits A-1, A-2 and A-3 attached to the original Lease are hereby deleted and replaced with Exhibits A-1, A-2 and A-3 attached hereto and made a part hereof.

13. Effect. As amended hereby, the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Office Lease as of the day and year first above set forth.

[COUNTERPART SIGNATURE PAGES FOLLOW]

LANDLORD:

CORTEX WEST DEVELOPMENT I, LLC, a Missouri limited liability company

By:	Center of Research Technology and Entrepreneurial Expertise, Sole Member

	By:	/s/ John Dubinsky
President

TENANT:

STEREOTAXIS, INC., a Delaware corporation

By:	/s/ James. M Stolze
Vice President and Chief Financial Officer

EXHIBIT A-1

Floor Plan of First Floor

EXHIBIT A-2

Floor Plan of Second Floor

EXHIBIT A-3

Floor Plan of Third Floor